Exhibit 11


                               GENERAL MILLS, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                      (In Millions, Except per Share Data)

                                        Thirteen Weeks Ended       Thirty-Nine Weeks Ended
                                     --------------------------  --------------------------
                                     FEBRUARY 25,  February 27,  FEBRUARY 25,  February 27,
                                        2001          2000           2001          2000
                                     ------------  ------------  ------------  ------------
Net Earnings                           $  157.5      $  153.3      $  519.1      $  505.5
                                       ========      ========      ========      ========

Average Number of Common Shares -
    Basic EPS (a)                         284.3         299.9         283.6         302.5

Incremental Share Effect from:

  -Stock options (b)                        9.4           4.8           7.5           8.1

  -Restricted stock, stock rights
             and puts                        .1           1.6            .4            .6
                                       --------      --------      --------      --------

Average Number of Common Shares -
  Diluted EPS                             293.8         306.3         291.5         311.2
                                       ========      ========      ========      ========

Earnings per Share - Basic             $    .55      $    .51      $   1.83      $   1.67
                                       ========      ========      ========      ========

Earnings per Share - Diluted           $    .54      $    .50      $   1.78      $   1.62
                                       ========      ========      ========      ========

Notes to Exhibit 11:

(a) Computed as the weighted average of net shares outstanding on stock-exchange trading days.

(b) Incremental shares from stock options are computed by the "treasury stock" method. This method first determines the number of shares issuable under stock options that had an option price below the average market price for the period, and then deducts the number of shares that could have been repurchased with the proceeds of options exercised.